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                                                                    EXHIBIT 23.2



                          Independent Auditors' Consent



The Board of Directors
Jabil Circuit, Inc.

We consent to incorporation by reference of our report dated September 19, 2000, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 2000 and schedule, which report appears in the August 31, 2000 annual report on Form 10-K of Jabil Circuit, Inc.


                                          /s/ KPMG LLP

February 2, 2001
St. Petersburg, Florida